Exhibit 99.1

October 24, 2019	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Reports Third Quarter 2019 Results,
Increases Dividend by 11 Percent

HOUSTON, October 24, 2019/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the third quarter of 2019.

"In the third quarter of 2019, Cabot increased free cash flow by over 150 percent compared to the prior-year period, driven by higher production volumes, lower per unit operating expenses, improved basis differentials, and reduced capital spending, despite a 23 percent reduction in NYMEX benchmark prices," stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “Our results highlight the resiliency of Cabot’s business model and our ability to deliver strong financial results even in the lows of the natural gas price cycle, while continuing to return capital to our shareholders.”

Third Quarter 2019 Highlights

•	Net income of $90.4 million (or $0.22 per share); adjusted net income (non-GAAP) of $119.7 million (or $0.29 per share)

•	Net cash provided by operating activities of $270.9 million; discretionary cash flow (non-GAAP) of $275.5 million

•	Free cash flow (non-GAAP) of $72.4 million

•	Return on capital employed (ROCE) (non-GAAP) for the trailing twelve months of 25.2 percent

•	Returned $227.8 million of capital to shareholders through dividends and share repurchases

•	Daily production of 2,399 million cubic feet equivalent (Mmcfe) per day, an increase of 18 percent relative to the prior-year period

•	Improved operating expenses per unit to $1.43 per thousand cubic feet equivalent (Mcfe), a 15 percent reduction relative to the prior-year period

•
Previously announced an agreement to sell Cabot’s 20 percent ownership interest in Meade Pipeline Co LLC for $256.0 million, or over 13 times expected 2019 EBITDAX (non-GAAP), which is expected to close during the fourth quarter of 2019

•	Announced an 11 percent increase in the Company’s quarterly cash dividend to $0.10 per share

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, and ROCE.

Third Quarter 2019 Financial Results

Third quarter 2019 daily production was 2,399 Mmcfe per day (100 percent natural gas), exceeding the midpoint of the Company’s guidance range and representing an 18 percent increase relative to the third quarter of 2018.

Third quarter 2019 net income was $90.4 million, or $0.22 per share, compared to $122.3 million, or $0.28 per share, in the prior-year period. Third quarter 2019 adjusted net income (non-GAAP) was $119.7 million, or $0.29 per share, compared to $108.9 million, or $0.25 per share, in the prior-year period. Third quarter 2019 EBITDAX (non-GAAP) was $283.6 million, compared to $291.6 million in the prior-year period.

Third quarter 2019 net cash provided by operating activities was $270.9 million, compared to $242.2 million in the prior-year period. Third quarter 2019 discretionary cash flow (non-GAAP) was $275.5 million, compared to $298.8 million in the prior-year period. Third quarter 2019 free cash flow (non-GAAP) was $72.4 million, compared to $28.6 million in the prior-year period.

Third quarter 2019 natural gas price realizations, including the impact of derivatives, were $2.11 per thousand cubic feet (Mcf), a decrease of 11 percent compared to the prior-year period. Excluding the impact of derivatives, third quarter 2019 natural gas price realizations were $1.89 per Mcf, representing a $0.34 discount to NYMEX settlement prices compared to a $0.54 discount in the prior-year period.

Third quarter 2019 operating expenses (including interest expense) decreased to $1.43 per Mcfe, a 15 percent improvement compared to the prior-year period. All operating expenses per unit decreased relative to the prior-year period except for direct operations and taxes other than income, which were both flat to the third quarter of 2018.

Cabot incurred a total of $197.5 million of capital expenditures in the third quarter of 2019 including $190.5 million of drilling and facilities capital, $2.0 million of leasehold acquisition capital, and $5.0 million of other capital. Additionally, the Company contributed $3.8 million to its equity method pipeline investments. See the supplemental table at the end of this press release reconciling the capital expenditures during the third quarter of 2019.

Year-To-Date 2019 Financial Results

Daily production for the nine-month period ended September 30, 2019 was 2,342 Mmcfe per day (100 percent natural gas), representing a 21 percent increase relative to the prior-year period.

For the nine-month period ended September 30, 2019, net income was $534.1 million, or $1.27 per share, compared to $282.0 million, or $0.63 per share, for the prior-year period. Adjusted net income (non-GAAP) for the nine-month period ended September 30, 2019 was $578.0 million, or $1.38 per share, compared to $295.3 million, or $0.66 per share, for the prior-year period. EBITDAX (non-GAAP) for the nine-month period ended September 30, 2019 was $1,108.3 million, compared to $802.3 million for the prior-year period.

For the nine-month period ended September 30, 2019, net cash provided by operating activities was $1,182.8 million, compared to $788.9 million for the prior-year period. Discretionary cash flow (non-GAAP) for the nine-month period ended September 30, 2019 was $1,083.2 million, compared to $775.6 million for the prior-year period. Free cash flow (non-GAAP) was $453.5 million for the nine-month period ended September 30, 2019, compared to $55.2 million for the prior-year period. ROCE (non-GAAP) improved to 25.2 percent for the trailing twelve months ended September 30, 2019, compared to 10.8 percent for the trailing twelve months ended September 30, 2018.

Natural gas price realizations, including the impact of derivatives, were $2.56 per Mcf for the nine-month period ended September 30, 2019, an increase of 10 percent compared to the prior-year period.

For the nine-month period ended September 30, 2019, operating expenses (including interest expense) decreased to $1.44 per Mcfe, a 16 percent improvement compared to the prior-year period. The decrease in operating expenses per unit was primarily driven by a reduction in exploration and depreciation, depletion, and amortization, in addition to improvements in direct operations, transportation and gathering, taxes other than income, general and administrative, and interest expense.

Cabot incurred a total of $622.1 million of capital expenditures during the nine-month period ended September 30, 2019 including $605.9 million of drilling and facilities capital, $5.3 million of leasehold acquisition capital, and $10.9 million of other capital. Additionally, the Company contributed $9.0 million to its equity method pipeline investments during the nine-month period ended September 30, 2019. See the supplemental table at the end of this press release reconciling the capital expenditures during the nine-month period ended September 30, 2019.

Dividend Increase

Cabot's Board of Directors has approved an 11 percent increase in its quarterly cash dividend to $0.10 per share on the Company's common stock, resulting in the fifth dividend increase since May 2017. The dividend will be paid on November 15, 2019 to all shareholders of record as of the close of business on November 6, 2019. "We remain committed to increasing our return of capital to shareholders through the combination of a growing dividend and opportunistic share repurchases," highlighted Dinges. "Our outlook for the continued generation of significant free cash flow over the coming years, even at natural gas prices that are materially below the current forward curve, will allow Cabot to remain a sector leader in returning capital to shareholders."

Share Repurchase Program Update

As previously announced in its September 30, 2019 press release, Cabot repurchased 10.5 million shares at a weighted-average share price of $18.21 during the third quarter of 2019. Since reactivating the share repurchase program in the second quarter of 2017, Cabot has reduced its shares outstanding by over 12 percent to 407.9 million shares. The Company currently has 21.0 million remaining shares authorized under its share repurchase program (or approximately five percent of its current shares outstanding).

Financial Position and Liquidity

As of September 30, 2019, Cabot had total debt of $1.2 billion and cash on hand of $82.3 million. The Company's net debt-to-adjusted capitalization ratio and net debt-to-trailing twelve months EBITDAX ratio were 33.9 percent and 0.7x, respectively, compared to 37.0 percent and 1.0x as of December 31, 2018. The Company currently has no debt outstanding under its credit facility, resulting in approximately $1.6 billion of liquidity.

Fourth Quarter and Full-Year 2019 Guidance Update

Cabot has provided its fourth quarter 2019 production guidance range of 2,375 to 2,425 Mmcfe per day. The Company has also updated its full-year 2019 production growth guidance to 17 percent, which is the midpoint of the prior guidance range of 16 to 18 percent. This represents 25 percent growth in production per debt-adjusted share for the year. Cabot has also reaffirmed its 2019 capital budget range of $800 million to $820 million.

Additionally, the Company has updated its full-year 2019 NYMEX price assumption to $2.60 per Mmbtu, which reflects the ten months of actual NYMEX settlements to date and the current forward prices for the remaining two months of the year. The Company has also reaffirmed its estimated key financial metrics for the year based on this NYMEX price assumption in the table below.

Estimated 2019 Key Financial Metrics (1)	$2.60 NYMEX
Adjusted Earnings Per Share Growth (%)	38% - 42%
Free Cash Flow ($mm)	$500 - $525
Return on Capital Employed (%)	20% - 22%

(1) Includes the impact of derivative instruments

For further disclosure on Cabot's expected fourth quarter 2019 natural gas pricing exposure by index and cost guidance, please see the current Guidance slide in the Investor Relations section of the Company's website.

Preliminary Full-Year 2020 Guidance

In the Company’s second quarter 2019 earnings release, Cabot provided a preliminary 2020 plan (“growth scenario”) that is expected to generate full-year production growth of five percent (seven to eight percent growth in full-year production per debt-adjusted share) based on a preliminary capital budget range of $700 million to $725 million, including non-drilling and completion capital. This plan was predicated on a 2020 NYMEX price assumption of $2.50 per Mmbtu. Subsequent to the second quarter earnings release, the 2020 NYMEX forward curve continued to decline to levels below the Company’s original budget price assumption. As a result, in addition to its initial preliminary 2020 guidance, Cabot is also evaluating a maintenance capital plan (“maintenance scenario”) that holds fourth quarter 2020 production levels flat to the midpoint of the fourth quarter 2019 production guidance range (two to three percent growth in full-year production per debt-adjusted share) based on a $575 million capital program, including non-drilling and completion capital. The growth scenario delivers a fourth quarter 2020 exit growth rate of five percent and is designed to position Cabot for continued growth in 2021, while the maintenance scenario is designed to position the Company for a continued flat production profile in 2021. Both scenarios assume a moderate amount of curtailments during the shoulder seasons based on an expectation of normal pipeline maintenance, higher line pressures, and weaker spot market prices. Cabot will continue to evaluate both scenarios and assess the impact of the winter withdrawal season on the Company’s 2020 natural gas price outlook before issuing formal 2020 guidance in the year-end earnings release in February. “We continue to maintain a cautiously optimistic outlook for the natural gas markets in 2020, driven in large part by our expectation for a pronounced decrease in operating activity across North American natural gas basins due to continued price weakness,” said Dinges. “However, we are prepared to modify our 2020 plan early next year in response to lower anticipated natural gas prices, if necessary, with a continued focus on delivering a combination of strong free cash flow generation, high return on capital employed, consistent return of capital to shareholders including our recent dividend increase, low financial leverage, and growth in production and reserves per share-all of which are provided by both of the 2020 scenarios we are currently evaluating.”

Conference Call Webcast

A conference call is scheduled for Friday, October 25, 2019, at 9:30 a.m. Eastern Time to discuss third quarter 2019 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
PRODUCTION VOLUMES
Natural gas (Bcf)	220.7	186.5	639.3	523.6
Crude oil and condensate (Mbbl)	—	—	—	754.0
Natural gas liquids (NGLs) (Mbbl)	—	—	—	75.1
Equivalent production (Bcfe)	220.7	186.5	639.3	528.6
Daily equivalent production (Mmcfe/day)	2,399	2,029	2,342	1,936

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.11	$2.36	$2.56	$2.32
Natural gas, excluding hedges ($/Mcf)	$1.89	$2.36	$2.38	$2.33
Crude oil and condensate, including hedges ($/Bbl)	$—	$—	$—	$63.68
Crude oil and condensate, excluding hedges ($/Bbl)	$—	$—	$—	$64.68
NGL ($/Bbl)	$—	$—	$—	$21.49

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.09	$0.09	$0.09	$0.10
Transportation and gathering	0.66	0.69	0.66	0.67
Taxes other than income	0.02	0.02	0.02	0.03
Exploration	0.02	0.05	0.02	0.13
Depreciation, depletion and amortization	0.50	0.65	0.47	0.55
General and administrative (excluding stock-based compensation)	0.07	0.08	0.08	0.09
Stock-based compensation	0.01	0.03	0.04	0.03
Interest expense	0.06	0.08	0.06	0.11
	$1.43	$1.69	$1.44	$1.71

WELLS DRILLED (1)
Gross	22	21	71	60
Net	22.0	21.0	71.0	60.0

WELLS COMPLETED (1)
Gross	29	27	71	61
Net	29.0	27.0	71.0	61.0
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(1)	Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
OPERATING REVENUES
Natural gas	$418,133	$440,835	$1,521,789	$1,217,603
Crude oil and condensate	—	—	—	48,722
Gain (loss) on derivative instruments	11,060	(3,537)	82,966	(1,628)
Brokered natural gas	—	105,849	—	203,375
Other	(82)	2,026	154	3,775
	429,111	545,173	1,604,909	1,471,847
OPERATING EXPENSES
Direct operations	19,181	17,030	55,608	52,757
Transportation and gathering	145,681	129,534	424,703	355,848
Brokered natural gas	—	93,405	—	178,437
Taxes other than income	4,607	2,852	14,094	15,434
Exploration	4,481	10,049	15,029	68,166
Depreciation, depletion and amortization	110,889	121,172	299,294	288,210
General and administrative (excluding stock-based compensation)	16,272	14,235	48,398	48,382
Stock-based compensation(1)	2,119	6,489	23,972	17,631
	303,230	394,766	881,098	1,024,865
Earnings (loss) on equity method investments	3,860	(11)	11,194	(1,009)
Gain (loss) on sale of assets	36	25,655	(1,464)	(14,850)
INCOME FROM OPERATIONS	129,777	176,051	733,541	431,123
Interest expense, net	13,554	14,191	40,302	57,577
Other expense	143	115	430	347
Income before income taxes	116,080	161,745	692,809	373,199
Income tax expense	25,722	39,408	158,679	91,201
NET INCOME	$90,358	$122,337	$534,130	$281,998
Earnings per share - Basic	$0.22	$0.28	$1.27	$0.63
Weighted-average common shares outstanding	412,456	440,772	419,199	450,445
_______________________________________________________________________________

(1)	Includes the impact of our performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	September 30, 2019	December 31, 2018
ASSETS
Current assets	$421,679	$544,545
Properties and equipment, net (Successful efforts method)	3,787,581	3,463,606
Other assets	233,405	190,678
	$4,442,665	$4,198,829
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$294,785	$287,264
Long-term debt, net (excluding current maturities)	1,132,790	1,226,104
Deferred income taxes	647,473	458,597
Other liabilities	154,041	138,705
Stockholders' equity	2,213,576	2,088,159
	$4,442,665	$4,198,829

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$90,358	$122,337	$534,130	$281,998
Deferred income tax expense	36,350	64,823	188,997	131,799
(Gain) loss on sale of assets	(36)	(25,655)	1,464	14,850
Exploratory dry hole cost	—	5,340	16	56,425
(Gain) loss on derivative instruments	(11,060)	3,537	(82,966)	1,628
Net cash received (paid) in settlement of derivative instruments	46,555	(41)	114,931	(20,354)
Income charges not requiring cash	113,305	128,422	326,649	309,212
Changes in assets and liabilities	(4,598)	(56,569)	99,590	13,294
Net cash provided by operating activities	270,874	242,194	1,182,811	788,852

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(199,196)	(260,232)	(620,696)	(647,503)
Proceeds from sale of assets	55	28,657	2,401	675,525
Investment in equity method investments	(3,846)	(9,961)	(8,977)	(72,866)
Distribution of investment from equity method investments	898	—	1,656	—
Net cash used in investing activities	(202,089)	(241,536)	(625,616)	(44,844)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	(237,000)	(7,000)	(237,000)
Treasury stock repurchases	(190,808)	(162,071)	(347,446)	(581,725)
Dividends paid	(37,025)	(26,467)	(104,722)	(81,185)
Tax withholdings on vesting of stock awards	(30)	(37)	(10,587)	(8,068)
Capitalized debt issuance costs	—	—	(7,411)	—
Net cash used in financing activities	(227,863)	(425,575)	(477,166)	(907,978)
Net (decrease) increase in cash and cash equivalents	$(159,078)	$(424,917)	$80,029	$(163,970)

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of our peers and of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2019	2018	2019	2018
As reported - net income	$90,358	$122,337	$534,130	$281,998
Reversal of selected items:
(Gain) loss on sale of assets	(36)	(25,655)	1,464	14,850
(Gain) loss on derivative instruments(1)	35,495	3,496	31,965	(18,726)
Stock-based compensation expense	2,119	6,489	23,972	17,631
Severance expense	398	—	2,521	28
Interest expense related to income tax reserves	—	(1,863)	(3,052)	3,654
Tax effect on selected items	(8,672)	4,127	(12,986)	(4,104)
Adjusted net income	$119,662	$108,931	$578,014	$295,331
As reported - earnings per share	$0.22	$0.28	$1.27	$0.63
Per share impact of selected items	0.07	(0.03)	0.11	0.03
Adjusted earnings per share	$0.29	$0.25	$1.38	$0.66
Weighted-average common shares outstanding	412,456	440,772	419,199	450,445
_______________________________________________________________________________

(1)
This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in Gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed

Return on Capital Employed (ROCE) is defined as adjusted net income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income.

	Twelve Months Ended September 30,
(In thousands)	2019	2018
Interest expense, net	$55,926	$77,987
Interest expense related to income tax reserves (1)	3,590	(3,654)
Tax benefit	(13,590)	(20,233)
After-tax interest expense, net (A)	45,926	54,100

As reported - net income	809,174	237,558
Adjustments to as reported - net income, net of tax	4,622	117,228
Adjusted net income (B)	813,796	354,786

Adjusted net income before interest expense, net (A + B)	$859,722	$408,886

Total debt - beginning of twelve month period	$1,285,848	$1,521,551
Stockholders’ equity - beginning of twelve month period	2,094,147	2,644,594
Capital employed - beginning of twelve month period	3,379,995	4,166,145

Total debt - end of twelve month period	1,219,790	1,285,848
Stockholders’ equity - end of twelve month period	2,213,576	2,094,147
Capital employed - end of twelve month period	3,433,366	3,379,995

Average capital employed (C)	$3,406,681	$3,773,070

Return on average capital employed (ROCE) (A+B) / C	25.2%	10.8%
_______________________________________________________________________________

(1)	Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$270,874	$242,194	$1,182,811	$788,852
Changes in assets and liabilities	4,598	56,569	(99,590)	(13,294)
Discretionary cash flow	275,472	298,763	1,083,221	775,558
Capital expenditures	(199,196)	(260,232)	(620,696)	(647,503)
Investment in equity method investments	(3,846)	(9,961)	(8,977)	(72,866)
Free cash flow	$72,430	$28,570	$453,548	$55,189

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income plus interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, cash distributions received from equity method investments, and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2019	2018	2019	2018
Net income	$90,358	$122,337	$534,130	$281,998
Plus (less):
Interest expense, net	13,554	14,191	40,302	57,577
Other expense	143	115	430	347
Income tax expense	25,722	39,408	158,679	91,201
Depreciation, depletion and amortization	110,889	121,172	299,294	288,210
Exploration	4,481	10,049	15,029	68,166
(Gain) loss on sale of assets	(36)	(25,655)	1,464	14,850
Non-cash (gain) loss on derivative instruments	35,495	3,496	31,965	(18,726)
(Earnings) loss on equity method investments	(3,860)	11	(11,194)	1,009
Equity method investment distributions	4,758	—	14,266	—
Stock-based compensation	2,119	6,489	23,972	17,631
EBITDAX	$283,623	$291,613	$1,108,337	$802,263

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	September 30, 2019	December 31, 2018
Current portion of long-term debt	$87,000	$—
Long-term debt, net	1,132,790	1,226,104
Total debt	$1,219,790	$1,226,104
Stockholders’ equity	2,213,576	2,088,159
Total capitalization	$3,433,366	$3,314,263

Total debt	$1,219,790	$1,226,104
Less: Cash and cash equivalents	(82,316)	(2,287)
Net debt	$1,137,474	$1,223,817

Net debt	$1,137,474	$1,223,817
Stockholders’ equity	2,213,576	2,088,159
Total adjusted capitalization	$3,351,050	$3,311,976

Total debt to total capitalization ratio	35.5%	37.0%
Less: Impact of cash and cash equivalents	1.6%	—%
Net debt to adjusted capitalization ratio	33.9%	37.0%
Capital Expenditures

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2019	2018	2019	2018
Cash paid for capital expenditures	$199,196	$260,232	$620,696	$647,503
Change in accrued capital costs	(1,732)	8,296	1,436	2,020
Exploratory dry hole cost	—	(5,340)	(16)	(56,425)
Capital expenditures	$197,464	$263,188	$622,116	$593,098